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                                                                     EXHIBIT 3.1


           MHC SUBSIDIARY HOLDING COMPANY CERTIFICATE OF INCORPORATION
                                       FOR
                            ROCKVILLE FINANCIAL, INC.

                           SECTION 1. CORPORATE TITLE.

         The full corporate title of the MHC subsidiary holding company is Rockville Financial, Inc. (the "Subsidiary Holding Company").

          SECTION 2. REGISTERED OFFICE AND AGENT FOR SERVICE OF PROCESS

         The address of the registered office of the Subsidiary Holding Company is 25 Park Street, Rockville, Connecticut 06066. The name of the Subsidiary Holding Company's initial registered agent at that address is William J. McGurk

                              SECTION 3. DURATION.

         The duration of the Subsidiary Holding Company is perpetual.

                         SECTION 4. PURPOSE AND POWERS.

         The nature of the business to be transacted, and the purposes to be promoted, carried out and engaged in by the Subsidiary Holding Company are the following:

         A. To pursue any or all of the lawful objectives of a mutual holding company chartered pursuant to the laws of the State of Connecticut, and to exercise all of the express, implied and incidental powers conferred by such laws and by all amendments or supplements to such laws, subject to all lawful and applicable rules, regulations and orders of the Banking Commissioner of the State of Connecticut (the "Commissioner"), the Federal Reserve Board, or any other state or federal agency having the authority to supervise or regulate the Subsidiary Holding Company and the conduct of its business.

         B. Subject to the foregoing paragraph A. hereof, to engage generally in any business that may be promoted, carried out, and engaged in by a corporation organized under the Connecticut Business Corporation Act.

                            SECTION 5. CAPITAL STOCK.

         The total number of shares of all classes of the capital stock which the Subsidiary Holding Company has authority to issue is thirty million shares (30,000,000), of which twenty-nine million shares (29,000,000) shall be common stock, no par value per share, and of which one million shares (1,000,000) shall be preferred stock, no par value per share. The shares may be issued from time to time as authorized by the Board of Directors without further approval of shareholders except as otherwise provided in this Section 5, or subject to applicable law. The consideration for the issuance of the shares shall be paid in full

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before their issuance and otherwise shall comply with all requirements of Connecticut law. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable.

         Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share.

         A description of the different classes and series (if any) of the Subsidiary Holding Company's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. Common Stock. Except as provided in this Section 5 (or in any resolution or resolutions adopted by the Board of Directors pursuant hereto), the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder. There shall be no cumulative voting rights in the election of Directors. Each share of Common Stock shall have the same relative rights as and be identical in all respects with all other shares of Common Stock.

         Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends; but only when and as declared by the Board of Directors.

         In the event of any liquidation, dissolution or winding up of the Subsidiary Holding Company, after there shall have been paid to or set aside for the holders of any class having preferences over the Common Stock in the event of liquidation, dissolution or winding up of the Subsidiary Holding Company the full preferential amounts of which they are respectively entitled, the holders of the Common Stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled after payment or provision for payment of all debts and liabilities of the Subsidiary Holding Company, to receive the remaining assets of the Subsidiary Holding Company available for distribution, in cash or in kind.

         B. Preferred Stock. Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of such series to be distinctly designated. All shares of any one series of preferred stock shall be identical. Shares of preferred stock shall not entitle the holder or holders


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         thereof to vote except when specifically authorized to vote by the
         Board of Directors or if required to vote as a class pursuant to the Connecticut General Statutes. All other preferences and relative, participating, optional and other special rights of each of such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Subsidiary Holding Company is hereby expressly granted exclusive authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of a particular series of preferred stock, the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series including, but without limiting the generality of the foregoing, the following:

                  1. The distinctive designation of and the number of shares of preferred stock that shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

                  2. The rate and times at which, and the terms and conditions on which, dividends, if any, on preferred stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or series of the same or other classes of capital stock and whether (and the dates from which) such dividends shall be cumulative or noncumulative;

                  3. The right, if any, of the holders of preferred stock of such series to convert the shares thereof into or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of capital stock of the Subsidiary Holding Company or any other corporation and the terms and conditions of such conversion or exchange;

                  4. Whether or not preferred stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, the shares of such series may be redeemed;

                  5. The rights, if any, of the holders of preferred stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Subsidiary Holding Company;

                  6. The terms of the sinking fund or redemption or purchase account, if any, to be provided for the preferred stock of such series; and

                  7. The voting rights, if any, of the holders of preferred stock in any particular series.


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         C.       Unless otherwise provided in this Certificate of Incorporation or in the Bylaws of the Subsidiary Holding Company, to constitute a quorum for the transaction of business on any matter at a meeting of shareholders, there must be present, in person or by proxy, a majority of the shares of voting stock of the Subsidiary Holding Company entitled to vote thereon. The shareholders present at a duly held meeting at which a quorum is present may continue to transact business notwithstanding the withdrawal of enough shares to leave less than a quorum.

         D. Except insofar as applicable provisions of an order or approval of the Commissioner, or of Title 33 or Title 36a of the Connecticut General Statutes, as amended, require a greater percentage vote, all approvals, authorizations, ratifications and determinations of any corporate or shareholder action required by applicable law, this Certificate of Incorporation, the Bylaws of the Subsidiary Holding Company, or an order or directive of its Board of Directors to be submitted for resolution by shareholder vote (including, but not limited to, any merger, consolidation, amendment of this Certificate of Incorporation, sale of all or substantially all of the assets of the Subsidiary Holding Company, and dissolution of the Subsidiary Holding Company) shall be effective if authorized by the vote of, or agreed or consented to by, the holders of shares of capital stock having a majority of the voting power of all issued and outstanding shares of capital stock entitled to vote upon such approval, authorization, ratification or determination. The term "vote," as used in this Certificate of Incorporation, shall include any vote by ballot or proxy, or otherwise and any shareholder consent, authorization, waiver or release.

         E. The Subsidiary Holding Company may from time to time, pursuant to authorization by the Board of Directors of the Subsidiary Holding Company and without action by the shareholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Subsidiary Holding Company in such a manner, upon such terms, and in such amounts as the Board of Directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Subsidiary Holding Company outstanding at the time of the purchase or acquisition in question or as are imposed by law or by regulation or order of the Commissioner. Such shares shall constitute authorized but unissued shares.

            SECTION 6. CERTAIN PROVISIONS APPLICABLE FOR FIVE YEARS.

         Notwithstanding anything contained in the Subsidiary Holding Company's Certificate of Incorporation or Bylaws to the contrary, for a period of five (5) years from the date of an initial minority stock offering of shares of common stock of the Subsidiary Holding Company, the following provisions shall apply:

A. Beneficial Ownership Limitation. No person other than Charter Oak Community Bank Corp. shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of any equity security of the


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         Subsidiary Holding Company without the prior approval of the Board of
         Directors and the prior written approval of the Commissioner. This limitation shall not apply to a transaction in which the Subsidiary Holding Company forms a holding company without a change in the respective beneficial ownership interests of its shareholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by one or more tax-qualified employee stock benefit plans provided the plan or plans do not have beneficial ownership, in the aggregate, of more than 25% of any class.

                  In the event shares are acquired in violation of this Section 6, all shares beneficially owned by any person in excess of ten percent (10%) shall be considered "excess shares" and shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

         For purposes of this Section 6, the following definitions apply:

         1. The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of the Subsidiary Holding Company.

         2. The term "offer" includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

         3. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

         4. The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

B. Call for Special Meetings. Special meetings of shareholders relating to changes in control of the Subsidiary Holding Company or amendments to its Certificate of Incorporation shall be called only at the direction of the Board of Directors. This provision is perpetual, and not limited to the 5 year period.


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                          SECTION 7. PREEMPTIVE RIGHTS.

         Holders of the stock of the Subsidiary Holding Company are not entitled to preemptive rights with respect to any shares of the Subsidiary Holding Company that may be issued.

                              SECTION 8. DIRECTORS.

A. The business and affairs of the Subsidiary Holding Company shall be managed under the direction of its Board of Directors. The authorized number of Directors, as stated in the Subsidiary Holding Company's Bylaws, shall not be fewer than eight (8) nor more than sixteen (16). The Directors of the Subsidiary Holding Company shall be divided into four (4) classes, namely, Class I, Class II, Class III and Class IV, as nearly equal in number as possible with each class consisting of no fewer than two (2) or more than four (4) Directors. Each member of the Board of Directors in Class I shall hold office until the annual meeting of the Subsidiary Holding Company in 2008, each member of the Board of Directors of Class II shall hold shall hold office until the annual meeting of the Subsidiary Holding Company in 2009, each member of the Board of Directors in Class III shall hold office until the annual meeting of the Subsidiary Holding Company in 2006, and each member of the Board of Directors in Class IV shall hold office until the annual meeting of the Subsidiary Holding Company in 2007, At each annual meeting, the successors, if any, to the class of directors whose terms expire at that meeting shall be elected to serve four (4) year terms and until their successors are elected and qualified.

B. The personal liability of any Director to the Subsidiary Holding Company or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Subsidiary Holding Company during the year of the violation if such breach did not (i) involve a knowing and culpable violation of law by the Director, (ii) enable the Director or an associate, as defined in subdivision (3) of Section 33-843 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the Director to the Subsidiary Holding Company under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Subsidiary Holding Company, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Subsidiary Holding Company, or (v) create liability under Section 36a-58 of the Connecticut General Statutes. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Subsidiary Holding Company shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

C. Shareholders shall not be permitted to cumulate their votes for the election of directors.

D. The name, address and principal occupation of each prospective initial Director of the Subsidiary Holding Company are as set forth below:


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
        NAME                            ADDRESS                   PRINCIPAL OCCUPATION           NEXT DATE
                                                                                                OF ELECTION
----------------------        -------------------------    -----------------------------------  -----------
STUART E. MAGDEFRAU                 55 Hayes Avenue            Certified Public Accountant          2009
                                Ellington, Connecticut

WILLIAM J. MCGURK                 21 Stillmeadow Ln.       President and CEO of Rockville Bank      2009
                                  Somers, Connecticut

RAYMOND H. LEFURGE, JR            1 Boulder Crest Ln.          Certified Public Accountant          2009
                                  Vernon, Connecticut

MICHAEL A. BARS                     304 Somers Road                     Attorney                    2008
                                Ellington, Connecticut

THOMAS S. MASON                   183 Reservoir Road                     Retired                    2008
                                  Vernon, Connecticut

PETER F. OLSON                     39 Tolland Avenue         Owner of Ladd & Hall Co., Inc.         2008
                                Rockville, Connecticut

C. PERRY CHILBERG                  111 Debbie Drive                 Partial Owner of                2007
                              South Windsor, Connecticut         Bergson Tire, Co., Inc.

BETTY R. SULLIVAN                 20 E Esquire Drive                     Retired                    2007
                                Manchester, Connecticut

DAVID A. ENGELSON                  82 Meadow View Ln         Executive Director of Hockanum         2006
                                  Vernon, Connecticut         Valley Community Council, Inc

ALBERT J. KERKIN, JR.             315 Grant Hill Rd.                     Retired                    2006
                                 Tolland, Connecticut

        SECTION 9. CONSIDERATION OF A MERGER, OTHER BUSINESS COMBINATIONS
                       OR A "FULLY PUBLIC STEP" CONVERSION

         The Directors shall consider the following criteria when determining whether to authorize the Subsidiary Holding Company to engage in a merger, consolidation, share exchange, sale of assets other than in the ordinary course of business, or a transaction pursuant to which its parent company, Charter Oak Community Bank Corp. converts to a capital stockholding company pursuant to the provisions of Connecticut General Statutes Section 36a-197 (or its successor) or federal law:

         (a)      the long and short-term interests of the Company;
         (b) the long and short-term interests of the Company's shareholders, including the possibility that those interests may be better served by the continued mutual holding company ownership structure of the company;
         (c) the interests of the Company's employees, customers, creditors and suppliers; and
         (d) community and societal considerations including those of any community in which the company or its subsidiary, Rockville Bank, has an office.

         A Director may also, in his/her discretion, consider any other factors he/she considers appropriate in determining what he/she believes to be in the Company's best interest.


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

              SECTION 10. AMENDMENT OF CERTIFICATE OF INCORPORATION

         Except as provided in Section 5, no amendment, addition, alteration, change or repeal of this Certificate of Incorporation shall be made, unless such is first proposed by the Board of Directors of the Subsidiary Holding Company and thereafter approved by the shareholders by the affirmative vote of a majority of the total votes eligible to be cast at a meeting.; provided that, a vote of not less than eighty percent (80%) of the total votes eligible to be cast will be required to amend Articles 5, 6, 7, 8 and 9.

         The undersigned sole incorporator, a Connecticut non-stock corporation, hereby declares, under the penalties of false statement, that the statements made in the foregoing Certificate of Incorporation are true.

         Dated this 15th day of December, 2004.


                                            CHARTER OAK COMMUNITY BANK CORP.
                                            a Connecticut non-stock corporation,

                                            25 Park Street
                                            Rockville, Connecticut 06066




                                            By:  /s/ William J. McGurk
                                                 ------------------------------
                                                     William J. McGurk
                                                     Its President


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